Exhibit 8.2

[LETTERHEAD OF JONES DAY]

5 January 2015

New STERIS Limited

Chancery House

190 Waterside Road

Hamilton Industrial Park

Leicester

United Kingdom

LE5 1QZ

Ladies and Gentlemen:

We have acted as UK tax counsel for New STERIS Limited, a private limited company organized under the laws of England and Wales (the “Company”), in connection with (1) the proposed merger (the “Merger”) of Solar New US Merger Sub, Inc., a Delaware corporation (“Merger Sub”), all of whose outstanding stock is indirectly owned by the Company, with and into STERIS Corporation, an Ohio corporation (“STERIS”), pursuant to the Agreement and Plan of Merger, dated as of October 13, 2014 (the “Merger Agreement”), by and among the Company, STERIS Corporation, an Ohio corporation (“STERIS”), Solar New US Holding Co., a Delaware corporation, Solar New US Parent Co., a Delaware corporation, and Merger Sub, with STERIS as the surviving company and an indirect wholly owned subsidiary of the Company and (2) the proposed acquisition by the Company of all outstanding shares of Synergy Health plc, a public company organized under the laws of England and Wales (“Synergy”), by means of a court-sanctioned scheme of arrangement (together with the Merger, the “Combinations”), pursuant to the Scheme Document of Synergy to be posted to the shareholders of Synergy (the “Scheme Document”). The Combinations are described in the Registration Statement on Form S-4 of the Company under the Securities Act of 1933 (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on 26 November 2014 (as the same may be amended from time to time, the “Registration Statement”), which includes the proxy statement/prospectus for the ordinary shares in the share capital of the Company, with a current nominal value of £0.10 each (the “Ordinary Shares”), to be delivered to the shareholders of STERIS and Synergy in connection with the Combinations, which nominal value is subject to change.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion, including, without limitation, the Merger Agreement, the draft Scheme Document and the Registration Statement.

New STERIS Limited

5 January, 2015

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed, without independent investigation or verification of any kind, that all parties other than the Company had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, without independent investigation or verification of any kind, the due authorization by all requisite action, corporate or other, and the valid execution and delivery, by such parties of such documents and the validity and binding effect thereof on such parties.

As to any facts material to this opinion which we did not independently establish or verify, we have relied on oral or written statements and representations of officers and other representatives of the Company. We have assumed that any draft of documents reviewed by us would have been executed in substantially the form reviewed by us. Our opinion is conditioned on the initial and continuing accuracy of all the facts, information, analyses, statements, representations and assumptions referred to herein.

We express no opinion on any law other than the tax law of the United Kingdom as it stands at the date of this opinion. This opinion shall be governed by and construed in accordance with English law.

Based on the facts and assumptions, and subject to the limitations set forth herein and in the Registration Statement, it is our opinion that the statements contained under the captions (i) “Tax Consequences — Certain United Kingdom Tax Considerations,” (ii) “Risk Factors — After the transaction, dividends received by U.K. residents and certain other shareholders may be subject to U.K. income tax”, (iii) “Risk Factors — Following the completion of the transaction, a future transfer of your New STERIS shares, other than one effected by means of the transfer of book-entry interests in the Depository Trust Company (the “DTC”), may be subject to U.K. stamp duty” and (iv) “Risk Factors — New STERIS shares received by means of a gift or inheritance could be subject to U.K. capital acquisitions tax”, in each case to the extent they describe UK tax laws or legal conclusions with respect thereto, are accurate summaries of the matters described therein in all material respects and such statements constitute our opinion.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day